Exhibit 99.1 Investor Contact: Kirk Feiler, Investor Relations Commercial Vehicle Group, Inc. (614) 289-0195 For Immediate Release COMMERCIAL VEHICLE GROUP ANNOUNCES THE APPOINTMENT OF JAMES R. RAY, JR. TO BOARD OF DIRECTORS NEW ALBANY, OHIO, March 25, 2020 – Commercial Vehicle Group, Inc. (the “Company” or “CVG”) (NASDAQ: CVGI), a leading supplier of fully-integrated system solutions for the global commercial vehicle market, announced today that James R. Ray, Jr. has been elected to the Company’s Board of Directors, effective immediately, to serve until the annual meeting of stockholders in 2020 or until his successor shall have been duly elected and qualified. Mr. Ray, 56, currently serves as President, Engineered Fastening at Stanley Black & Decker, Inc., where he has held various global industrial P&L and operational leadership roles since 2013. Prior to Stanley Black & Decker, Mr. Ray spent more than 25 years in global P&L and engineering leadership roles at TE Connectivity, Delphi and GM. “James is a tremendous addition to our Board. He brings extensive expertise in electronics and electrical engineering within a global manufacturing environment which is closely aligned with CVG’s long-term growth strategy. We look forward to benefitting from his contributions to accelerate the pace of CVG’s growth and transformation,” said CVG Board Chairman, Robert C. Griffin. About Commercial Vehicle Group, Inc. Commercial Vehicle Group, Inc. (through its subsidiaries) is a leading supplier of electrical wire harnesses, seating systems, and a full range of other cab related products for the global commercial vehicle markets, including the medium- and heavy-duty truck, medium- and heavy-construction vehicle, military, bus, agriculture, specialty transportation, mining, industrial equipment and off-road recreational markets. Information about the Company and its products is available on the internet at www.cvgrp.com. ###